Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-256709 on Form S-3 and Registration Statement Nos. 333-249935 and 333-235459 on Form S-8 of Bill.com Holdings, Inc. of our report dated May 11, 2021, relating to the financial statements of DivvyPay, Inc. appearing in this Current Report on Form 8-K dated August 16, 2021.

/s/ DELOITTE & TOUCHE LLP

Salt Lake City, Utah

August 16, 2021